Exhibit 5.1

Fasken Martineau DuMoulin LLP	550 Burrard Street, Suite 2900	T +1 604 631 3131
Barristers and Solicitors	Vancouver, British Columbia V6C OA3	+1 866 635 3131
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fasken.com

September 8, 2026

General Fusion Group Ltd.

6020 Russ Baker Way,

Richmond, British Columbia

V7B 1B4

Dear Sirs/Mesdames:

Re:	General Fusion Group Ltd. – Registration Statement on Form F-1

We have acted as Canadian counsel to General Fusion Group Ltd., a company continued under the laws of the Province of British Columbia (the “Corporation”), in connection with the filing of a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Corporation consummated a business combination (the “Business Combination”) by way of an arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia) (the “BCBCA”) pursuant to the business combination agreement dated as of January 21, 2026 (as amended on May 12, 2026 and on June 3, 2026, the “Business Combination Agreement”), by and among the Corporation (formerly Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“Spring Valley”)), General Fusion Inc., a British Columbia limited company (“Old General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley (“NewCo”), which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the plan of arrangement (the “Plan of Arrangement”): (i) prior to the closing of the Business Combination, Spring Valley transferred by way of continuation and deregistration from the Cayman Islands to the Province of British Columbia, Canada (the “Continuation”) in accordance with the Cayman Islands Companies Act (As Revised) and the BCBCA pursuant to which, among other things, the identifying name of the Class A ordinary shares of Spring Valley was changed to Class A common shares (the “Class A Common Shares”) and the identifying name of the Class B ordinary shares of Spring Valley was changed to Class B common shares (the “Class B Common Shares”); (ii) Spring Valley’s corporate name was changed to “General Fusion Group Ltd.”; (iii) the Class B Common Shares were converted and exchanged for Class A Common Shares in accordance with the special rights and restrictions thereto; (iv) NewCo amalgamated with and into Old General Fusion (the “Amalgamation”) to form one corporate entity, with NewCo surviving the Amalgamation as “General Fusion Inc.”; and (v) the Class A Common Shares were re-designated as common shares in the capital of the Corporation (the “Subordinate Voting Shares”).

In connection with the Business Combination, Old General Fusion issued and sold units of Old General Fusion pursuant to subscription agreements (the “PIPE Subscription Agreements”) among certain investors, Old General Fusion and Spring Valley (the “PIPE Financing”) with each unit consisting of one convertible preferred share (each an “Old GF Convertible Preferred Share”) and one warrant exercisable for one Old General Fusion Class A voting common share (an “Old GF PIPE Warrant”), prior to the completion of the Business Combination.

The Registration Statement relates to the offer and sale by certain security holders of the Corporation named in the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 102,402,511 Subordinate Voting Shares (the “Resale Shares”) and up to 12,223,034 warrants to acquire Subordinate Voting Shares, which consist of up to:

(i)

44,810,873 Subordinate Voting Shares (the “Issuable MVS Conversion Shares”) issuable upon the conversion of 10,416,663 outstanding convertible preferred shares without par value (each a “GF Multiple Voting Share”) in the capital of the Corporation, assuming a conversion price of $5.00 per Subordinate Voting Share and the conversion occurring on the fifth anniversary of the closing of the PIPE Financing based on an Accrued Value (as such term is defined in the Articles) assuming no Cash Dividends (as such term is defined in the Articles) have been paid on such GF Multiple Voting Shares, issued upon exchange of Old GF Convertible Preferred Shares pursuant to the Business Combination;

(ii)	140,303 Subordinate Voting Shares (the “Issued MVS Conversion Shares”) issued upon the conversion of 139,704 GF Multiple Voting Shares;
(iii)

10,556,367 warrants, each warrant to acquire one Subordinate Voting Share, issued in exchange for the Old GF PIPE Warrants (the “GF PIPE Warrants”) pursuant to the Business Combination, and 25,335,276 Subordinate Voting Shares issuable upon the exercise of the GF PIPE Warrants, assuming an exercise price of $5.00 per Subordinate Voting Share (the “GF PIPE Warrant Shares”);

(iv)

1,666,667 warrants, each warrant to acquire one Subordinate Voting Share issued to Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company, upon the conversion of certain working capital loans (the “Working Capital Warrants”) and 1,666,667 Subordinate Voting Shares issuable upon the exercise of the Working Capital Warrants (the “Working Capital Warrant Shares”);

(v)

9,076,980 Subordinate Voting Shares issuable upon the exercise of warrants (the “SRF Warrant Shares”), each warrant to acquire one Subordinate Voting Share (the “SRF Warrants”), issued in exchange for Old General Fusion warrants issued in connection with that certain contribution agreement entered into by Old General Fusion and the Strategic Response Fund of His Majesty the King in the Right of Canada as represented by the Minister of Industry (the “SRF Contribution Agreement”) pursuant to the Business Combination;

(vi)

1,607,780 Subordinate Voting Shares issuable upon the exercise of warrants (the “SAFE Warrant Shares”), each warrant to acquire one Subordinate Voting Share (the “SAFE Warrants”), issued in exchange for warrants of Old General Fusion previously issued in connection with the purchase of Simple Agreements for Future Equity by certain investors pursuant to the Business Combination;

(vii)

1,122,904 Subordinate Voting Shares issuable upon the exercise of warrants (the “Weil Warrant Shares”), each warrant to acquire one Subordinate Voting Share (the “Wiel Warrants”), issued in exchange for warrants of Old General Fusion previously issued to Weil, Gotshal & Manges LLP;

(viii)

9,519,205 Subordinate Voting Shares (collectively, the “Issued Earnout Conversion Shares”) issuable upon the conversion of the 3,173,069 Class A Earnout shares, 3,173,068 Class B Earnout shares, and 3,173,068 Class C Earnout shares in the capital of the Corporation issued pursuant to the Business Combination (collectively, the “Issued Earnout Shares”) and currently outstanding, and the 2,459,745 Subordinate Voting Shares issuable upon the conversion of the 819,915 Class A Earnout shares, 819,915 Class B Earnout shares, and 819,915 Class C Earnout shares in the capital of the Corporation (the “Issuable Earnout Conversion Shares”, and together with the Issued Earnout Conversion Shares, the “Earnout Conversion Shares”) issuable pursuant to certain warrants of the Corporation (the “Exchange Earnout Warrants”), each exercisable into one Class A Earnout share, Class B Earnout share, or Class C Earnout share, as applicable, issued in exchange for certain warrants of Old General Fusion pursuant to the Business Combination; and

(ix)

6,662,778 Subordinate Voting Shares (the “SV Private Placement Warrant Shares”) issuable upon the exercise of warrants issued in exchange for warrants originally issued in a private placement in connection with Spring Valley’s initial public offering (the “SV Private Placement Warrants”) pursuant to the Business Combination.

The Registration Statement also relates to the issuance of up to 109,928,827 Subordinate Voting Shares, including the Issuable MVS Conversion Shares, the GF PIPE Warrant Shares, the Working Capital Warrant Shares, the SRF Warrant Shares, the SAFE Warrant Shares, the Weil Warrant Shares, the Earnout Conversion Shares, the SV Private Placement Warrants Shares, and 7,666,619 Subordinate Voting Shares (the “SV Public Warrant Shares” and collectively, the “Primary Shares”) issuable upon the exercise of warrants issued in exchange for warrants originally issued in connection with Spring Valley’s initial public offering pursuant to the Business Combination (the “SV Public Warrants,” and together with the SV Private Placement Warrants and the Working Capital Warrants, the “Warrant Agreement Warrants”).

The Warrant Agreement Warrants were issued pursuant to a warrant agreement, dated as of September 3, 2025, between Continental Stock Transfer and Trust Company (“Continental”) and Spring Valley, as amended by the warrant agreement amendment, dated as of July 9, 2026, among Continental, Odyssey Transfer and Trust Company, and Spring Valley (collectively, the “Warrant Agreement”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and/or examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;
2.	the Warrant Agreement, including the form of certificate representing the Warrant Agreement Warrants;
3.

the forms of the certificates representing the GF PIPE Warrants, the SRF Warrants, the SAFE Warrants, the Weil Warrants, and the Exchange Earnout Warrants (collectively, with the form of certificate representing the Warrant Agreement Warrants, each a “Form of Warrant Certificate”);

4.	the PIPE Subscription Agreements;
5.	the SRF Contribution Agreement;
6.	the Business Combination Agreement;
7.	the Plan of Arrangement; and
8.	that certain Amended and Restated Registration Rights Agreement by and among the Corporation and the parties thereto, as of July 10, 2026.

(collectively, the “Transaction Documents”).

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of continuation dated July 7, 2026 issued pursuant to the BCBCA relating to the Corporation;
2.	a certificate of good standing dated September 8, 2026 issued pursuant to the BCBCA relating to the Corporation (the “Certificate of Good Standing”); and
3.

a certificate signed by the Senior Vice President, Finance of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of continuation, certificate of change of name, notice of articles and articles of the Corporation (collectively, the “Constating Documents”), the resolutions of the directors of the Corporation authorizing and approving the issuance of the Primary Shares and the Resale Shares (the “Authorizing Resolutions”), certified copies of the central securities registers of each class of shares outstanding of Spring Valley dated July 6, 2026 (the “Spring Valley Securities Registers”) prior to the Continuation, certified copies of the registered shareholder list of each class of shares outstanding of Spring Valley dated July 9, 2026 (the “Spring Valley Securities Registers”) following the Continuation and prior to the completion of the Arrangement (the “Spring Valley Continuation Securities Registers”), certified copies of the registered shareholder list dated July 10, 2026 upon completion of the Business Combination or central securities registers of each class of shares outstanding of the Corporation (the “Corporation Securities Registers”), and the final order of the Supreme Court of British Columbia dated July 9, 2026 with respect to the Arrangement (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions and Qualifications

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.

the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.

that the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

4.	the Continuation of Spring Valley to become a company existing under BCBCA, being the Corporation, including the change in the identifying name of the Class A ordinary shares of Spring Valley to the Class A Common Shares and the identifying name of the Class B ordinary shares of Spring Valley to the Class B Common Shares, was duly authorized in accordance with the laws of Spring Valley’s jurisdiction of incorporation;

5.	the Spring Valley Securities Registers remain accurate and correct as of immediately prior to the completion of the Continuation;
6.	the Spring Valley Continuation Securities Registers are accurate and correct as of July 9, 2026 following completion of the Continuation and prior to completion of the Arrangement;
7.	the Corporation Securities Register was accurate and correct as of July 10, 2026 following completion of the Arrangement;
8.

the conversion of the GF Multiple Voting Shares shall be in accordance with the Articles and the Conversion Price (as such term is defined in the Articles) on conversion of the GF Multiple Voting Shares will be no less than $5.00 per Subordinate Voting Share and the conversion will occur no later than the fifth anniversary of the closing of the PIPE Financing based on an Accrued Value (as such term is defined in the Articles) assuming no Cash Dividends (as such term is defined in the Articles) have been paid on such GF Multiple Voting Shares;

9.

the exercise of the GF PIPE Warrants shall be in accordance with the certificate representing the GF PIPE Warrants and the Exercise Price (as such term is defined in such warrant certificate) on exercise of the GF PIPE Warrants will be no less than $5.00 per Subordinate Voting Share;

10.

prior to issuance of any Issuable Earnout Conversion Shares, prior to issuance of the applicable Class A Earnout shares, Class B Earnout shares, and Class C Earnout shares in the capital of the Corporation so converted, the holder of the applicable Exchange Earnout Warrant shall have duly exercised such Exchange Earnout Warrant in accordance with the terms thereof, including payment of the applicable exercise price;

11.

the certificates representing the Warrant Agreement Warrants, GF PIPE Warrants, the SRF Warrants, the SAFE Warrants, the Weil Warrants, and the Exchange Earnout Warrants, are, or when executed and delivered, will be, in the in the form of the applicable Form of Warrant Certificate;

12.	the Corporation has received adequate consideration for the issuance of all GF Multiple Voting Shares, the Issued Earnout Shares, the SRF Warrants and the Weil Warrants; and
13.

no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such securities in our opinion or as to the adequacy or sufficiency of any consideration received by the Corporation.

The opinions expressed below are also subject to the following qualifications, limitations and restrictions:

1.	for the purposes of our opinion in paragraph 1, we have relied solely on the Certificate of Good Standing, without any independent verification or inquiry.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Corporation is a company existing under the Business Corporations Act (British Columbia).
2.

The Corporation has all necessary corporate power and capacity to execute and deliver the certificates representing the GF PIPE Warrants and the Working Capital Warrants and the execution and delivery of the certificates representing the GF PIPE Warrants and the Working Capital Warrants by the Corporation and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Corporation.

3.

The Issued MVS Conversion Shares and the Issuable MVS Conversion Shares, if and when issued in compliance with the provisions of the Articles, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

4.

The GF PIPE Warrant Shares, if and when issued in compliance with the provisions of the applicable GF PIPE Warrant, including due exercise of such warrants and the receipt by the Corporation of payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

5.

The Working Capital Warrant Shares, if and when issued in compliance with the provisions of the Working Capital Warrants, including due exercise of such warrants and the receipt by the Corporation of payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

6.

The SRF Warrant Shares, if and when issued in compliance with the provisions of the SRF Warrants, including due exercise of such warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

7.

The SAFE Warrant Shares, if and when issued in compliance with the provisions of the SAFE Warrant Certificates, including due exercise of such warrants and the receipt by the Corporation of payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

8.

The Weil Warrant Shares, if and when issued in compliance with the provisions of the Weil Warrants, including due exercise of such warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

9.	The Earnout Conversion Shares, if and when issued in compliance with the Articles, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.
10.

The SV Private Placement Warrant Shares, if and when issued in compliance with the provisions of the SV Private Placement Warrants, including due exercise of such warrants and the receipt by the Corporation of payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

11.

The SV Public Warrant Shares, if and when issued in compliance with the provisions of the SV Public Warrants, including due exercise of such warrants and the receipt by the Corporation of payment therefor, will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

F.	Qualifications

We hereby consent to the reference to us under the headings “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP